Calculation of Registration Fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)

Debt Securities

Notes Linked to the Common Stock of Ford Motor Company due on February 8, 2022	$14,621,450	$1,694.63

Notes Linked to the Common Stock of Microsoft Corporation due on February 8, 2022	$6,263,000	$725.88

(1) Calculated in accordance with Rule 457 (r) of the Securities Act of 1933, as amended.

PRICING SUPPLEMENT

Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-202524

Dated February 3, 2017

HSBC USA Inc. Trigger Autocallable Contingent Yield Notes

$14,621,450 Notes Linked to the Common Stock of Ford Motor Company due on February 8, 2022

$6,263,000 Notes Linked to the Common Stock of Microsoft Corporation due on February 8, 2022

Investment Description

These Trigger Autocallable Contingent Yield Notes (the ‘‘Notes’’) are senior unsecured debt securities issued by HSBC USA Inc. (“HSBC”) with returns linked to the performance of the common stock of a specific company described herein (the ‘‘Reference Stock”). The Notes will rank equally with all of our other unsecured and unsubordinated debt obligations. HSBC will pay a monthly Contingent Coupon if the Official Closing Price of the relevant Reference Stock on the applicable Coupon Observation Date (including the Final Valuation Date) is equal to or greater than its Coupon Barrier. Otherwise, no Contingent Coupon will be paid for the month. HSBC will automatically call the Notes if the Official Closing Price of the Reference Stock on any monthly Call Observation Date (beginning 1 year after issuance) is greater than or equal to the Initial Price. If the Notes are called, HSBC will pay you the Principal Amount of your Notes plus the applicable Contingent Coupon for the applicable month, and no further amounts will be owed to you under the Notes. If the Notes are not called prior to maturity and the Final Price of the Reference Stock is greater than or equal to the Downside Threshold, HSBC will pay you a cash payment at maturity equal to the Principal Amount of your Notes plus the final Contingent Coupon. If the Final Price of the Reference Stock is less than the Downside Threshold, HSBC will pay you less than the full Principal Amount, if anything, resulting in a loss on your initial investment that is proportionate to the negative performance of the relevant Reference Stock over the term of the Notes, and you may lose up to 100% of your Principal Amount.

Investing in the Notes involves significant risks. HSBC may not pay any Contingent Coupons on the Notes. You may lose some or all of your Principal Amount, and may be exposed to the same downside market risk as the relevant Reference Stock. Generally, the higher the Contingent Coupon Rate on a Note, the greater the risk of loss on that Note. The contingent repayment of principal only applies if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of HSBC. If HSBC were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

Features

❑	Contingent Coupon: HSBC will pay a monthly Contingent Coupon payment if the Official Closing Price of the relevant Reference Stock on the applicable Coupon Observation Date is equal to or greater than its Coupon Barrier. Otherwise, no Contingent Coupon will be paid for the month.
❑	Automatically Callable: HSBC will automatically call the Notes and pay you the Principal Amount of your Notes plus the Contingent Coupon otherwise due for that applicable month if the Official Closing Price of the Reference Stock on any monthly Call Observation Date (beginning 1 year after issuance) is greater than or equal to the Initial Price. No further amounts will be owed to you after the Notes are called.
❑	Contingent Repayment of Principal Amount at Maturity: If the Notes have not been previously called and the Official Closing Price of the Reference Stock on the Final Valuation Date is not less than the Downside Threshold, HSBC will pay you the Principal Amount plus the final Contingent Coupon at maturity. If the Official Closing Price of the Reference Stock on the Final Valuation Date is less than the Downside Threshold, HSBC will pay a cash amount that is less than the Principal Amount, if anything, resulting in a loss on your initial investment that is proportionate to the decline in the Official Closing Price of the relevant Reference Stock from the Trade Date to the Final Valuation Date. The contingent repayment of principal only applies if you hold the Notes until maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of HSBC.

Key Dates

Trade Date	February 3, 2017
Settlement Date	February 8, 2017
Coupon Observation Dates[1]	Monthly
Call Observation Dates[1]	Monthly (beginning 1 year after issuance)
Final Valuation Date[1]	February 3, 2022
Maturity Date[1]	February 8, 2022

1 See page 4 for additional details

The Notes are significantly riskier than conventional debt INSTRUMENTS. the terms of the NOTEs may not obligate HSBC TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES. the Notes CAN have the SAMe downside MARKET risk AS the Relevant Reference Stock, WHICH CAN RESULT IN A LOSS OF SOME OR ALL OF the principal amount at maturity. This MARKET risk is in addition to the CREDIT risk INHERENT IN PURCHASING a DEBT OBLIGATION OF hsbc. You should not PURCHASE the Notes if you do not understand or are not comfortable with the significant risks INVOLVED in INVESTING IN the Notes.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘KEY RISKS’’ BEGINNING ON PAGE 6 OF THIS PRICING SUPPLEMENT AND THE MORE DETAILED ‘‘RISK FACTORS’’ BEGINNING ON PAGE S-1 OF THE ACCOMPANYING STOCK-LINKED UNDERLYING SUPPLEMENT AND BEGINNING ON PAGE S-1 OF THE ACCOMPANYING PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY OF THE NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES.

Note Offerings

These terms relate to two separate Notes we are offering. The Notes are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof. Each Note is linked to the common stock of a different company, and each of the Notes has its own Coupon Rate, Initial Price, Coupon Barrier and Downside Threshold. The performance of one Note will not depend on the performance of any other Note.

Reference Stock	Coupon Rate	Initial Price	Coupon Barrier*	Downside Threshold*	CUSIP	ISIN
Common stock of Ford Motor Company (“F”)	10% per annum	$12.56	$8.13, which is 64.75% of the Initial Price	$8.13, which is 64.75% of the Initial Price	40435C260	US40435C2605
Common stock of Microsoft Corporation (“MSFT”)	7% per annum	$63.68	$41.71, which is 65.50% of the Initial Price	$41.71, which is 65.50% of the Initial Price	40435C252	US40435C2522

*Rounded to two decimal places

See “Additional Information about HSBC USA Inc. and the Notes” on page 2 of this pricing supplement. The Notes offered will have the terms specified in the accompanying prospectus dated March 5, 2015, the accompanying prospectus supplement dated March 5, 2015, the accompanying stock-linked underlying supplement dated March 5, 2015 and the terms set forth herein.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or stock-linked underlying supplement. Any representation to the contrary is a criminal offense. The Notes are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction.

The Notes will not be listed on any U.S. securities exchange or quotation system. HSBC Securities (USA) Inc., an affiliate of HSBC USA Inc., will purchase the Notes from HSBC USA Inc. for distribution to UBS Financial Services Inc., acting as agent. See “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement for a description of the distribution arrangement.

The Estimated Initial Value of the Notes on the Trade Date is $9.63 per Note for Notes linked to F and $9.60 per Note for Notes linked to MSFT, each of which is less than the price to public. The market value of the Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page 5 and “Key Risks” beginning on page 6 of this document for additional information.

	Price to Public(1)		Underwriting Discount		Proceeds to Us
Notes Linked to:	Total	Per Note	Total	Per Note	Total	Per Note
Common Stock of Ford Motor Company	$14,621,450.00	$10.00	$365,536.25	$0.25	$14,255,913.75	$9.75
Common Stock of Microsoft Corporation	$6,263,000.00	$10.00	$156,575.00	$0.25	$6,106,425.00	$9.75

(1) See “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

UBS Financial Services Inc.	HSBC Securities (USA) Inc.

Additional Information about HSBC USA Inc. and the Notes

This pricing supplement relates to two separate Note offerings, each linked to one of the Reference Stocks identified on the cover page. As a purchaser of a Note, you will acquire an investment instrument linked to the Reference Stock. Although each Note offering relates to one of the Reference Stocks identified on the cover page, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to any of the Reference Stocks, or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated March 5, 2015, the prospectus supplement dated March 5, 2015 and the stock-linked underlying supplement dated March 5, 2015. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying stock-linked underlying supplement, prospectus supplement or prospectus, the terms described in this pricing supplement shall control. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 6 of this pricing supplement and in “Risk Factors” beginning on page S-1 of the prospectus supplement and beginning on page S-1 of the accompanying stock-linked underlying supplement, as the Notes involve risks not associated with conventional debt securities. HSBC urges you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

HSBC USA Inc. has filed a registration statement (including a prospectus, a prospectus supplement and the stock-linked underlying supplement) with the SEC for the offerings to which this pricing supplement relates. Before you invest, you should read the prospectus, prospectus supplement and stock-linked underlying supplement in that registration statement and other documents HSBC USA Inc. has filed with the SEC for more complete information about HSBC USA Inc. and these offerings. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Stock-linked underlying supplement if you request them by calling toll-free 1-866-811-8049.

You may access these documents on the SEC’s website at www.sec.gov as follows:

♦	Stock-linked underlying supplement dated March 5, 2015:

http://www.sec.gov/Archives/edgar/data/83246/000114420415014323/v403651_424b2.htm

♦	Prospectus supplement dated March 5, 2015:

http://www.sec.gov/Archives/edgar/data/83246/000114420415014311/v403645_424b2.htm

♦	Prospectus dated March 5, 2015:

http://www.sec.gov/Archives/edgar/data/83246/000119312515078931/d884345d424b3.htm

As used herein, references to the “Issuer,” “HSBC”, “we,” “us” and “our” are to HSBC USA Inc. References to the “stock-linked underlying supplement” mean the stock-linked underlying supplement dated March 5, 2015, references to the “prospectus supplement” mean the prospectus supplement dated March 5, 2015 and references to “accompanying prospectus” mean the HSBC USA Inc. prospectus, dated March 5, 2015.

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Investor Suitability

The Notes may be suitable for you if:

♦   You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire Principal Amount.

♦   You are willing to make an investment where you could lose some or all of your Principal Amount and are willing to make an investment that may have the same downside market risk as the applicable Reference Stock.

♦   You believe that the Final Price of the relevant Reference Stock will be greater than or equal to its Coupon Barrier on most or all of the Coupon Observation Dates and greater than or equal to its Downside Threshold on the Final Valuation Date.

♦   You understand and accept that you will not participate in any appreciation in the price of the applicable Reference Stock, and your potential return is limited to the Contingent Coupon payments, if any.

♦   You are willing to invest in the Notes based on the Coupon Barrier and the Downside Threshold specified on the cover of this pricing supplement.

♦   You are willing to hold the Notes that will be automatically called on any Call Observation Date on which the Official Closing Price of the relevant Reference Stock is greater than or equal to its Initial Price, or you are otherwise willing to hold the Notes to maturity and do not seek an investment for which there is an active secondary market.

♦   You are willing to accept the risk and return profile of the Notes versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

♦   You do not seek guaranteed current income from this investment and are willing to forgo dividends paid on the applicable Reference Stock.

♦   You are willing to assume the credit risk associated with HSBC, as Issuer of the Notes, and understand that if HSBC defaults on its obligations, you may not receive any amounts due to you, including any repayment of principal.

The Notes may not be suitable for you if:

♦   You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire Principal Amount.

♦   You believe that the Final Price of the relevant Reference Stock will be less than its Coupon Barrier on most or all of the Coupon Observation Dates and less than its Downside Threshold on the Final Valuation Date.

♦   You seek an investment that is designed to return your full Principal Amount at maturity.

♦   You are not willing to make an investment in which you could lose some or all of your Principal Amount and you are not willing to make an investment that may have the same downside market risk as the applicable Reference Stock.

♦   You seek an investment that participates in the appreciation in the price of the applicable Reference Stock or that has unlimited return potential.

♦   You are unwilling to invest in the Notes based on the Coupon Barrier and the Downside Threshold specified on the cover of this pricing supplement.

♦   You are unable or unwilling to hold the Notes that will be automatically called on any Call Observation Date on which the Official Closing Price of the relevant Reference Stock is greater than or equal to its Initial Price, or you are otherwise unable or unwilling to hold the Notes to maturity and seek an investment for which there will be an active secondary market.

♦   You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

♦   You seek guaranteed current income from this investment or prefer to receive the dividends paid on the applicable Reference Stock.

♦   You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the "Key Risks" beginning on page 6 of this pricing supplement and the more detailed “Risk Factors” beginning on page S-1 of the stock-linked underlying supplement and beginning on page S-1 of the accompanying prospectus supplement.

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Final Terms

Issuer	HSBC USA Inc. (“HSBC”)
Principal Amount	$10 per Note (subject to a minimum investment of $1,000).
Term	5 years, unless earlier called.
Trade Date	February 3, 2017
Settlement Date	February 8, 2017
Final Valuation Date[1]	February 3, 2022, subject to adjustment if a Market Disruption Event occurs, as described under “Additional Terms of the Notes—Valuation Dates” in the accompanying stock-linked underlying supplement.
Maturity Date[1]	February 8, 2022, subject to adjustment if a Market Disruption Event occurs, as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying stock-linked underlying supplement.
Reference Stock	Common stock of Ford Motor Company (Ticker: “F”) Common stock of Microsoft Corporation (Ticker: “MSFT”)
Automatic Call Feature

The Notes will be automatically called if the Official Closing Price of the relevant Reference Stock on any Call Observation Date is greater than or equal to its Initial Price.

If the Notes are called, HSBC will pay you on the applicable Call Settlement Date a cash payment per Note equal to your Principal Amount plus the Contingent Coupon otherwise due on that date. No further amounts will be owed to you under the Notes.

Call Observation Dates[1]	As listed in the table below.
Call Settlement Dates	Two business days following the relevant Call Observation Date. Each Call Settlement Date will occur on a Coupon Payment Date for the Notes, as listed in the table below.
Contingent Coupon

If the Official Closing Price of the relevant Reference Stock is equal to or greater than its Coupon Barrier on a Coupon Observation Date, HSBC will pay you the Contingent Coupon applicable to that Coupon Observation Date.

If the Official Closing Price of the relevant Reference Stock is less than its Coupon Barrier on a Coupon Observation Date, the Contingent Coupon applicable to that Coupon Observation Date will not accrue or be payable and HSBC will not make any payment to you on the relevant Coupon Payment Date.

Contingent Coupon payments on the Notes are not guaranteed. HSBC will not pay you the Contingent Coupon for any Coupon Observation Date on which the Official Closing Price of the relevant Reference Stock is less than its Coupon Barrier.

Contingent Coupon Rate	For the Notes linked to the common stock of Ford Motor Company: 10% per annum (0.8333% per month). For the Notes linked to the common stock of Microsoft Corporation: 7% per annum (0.5833% per month).

Coupon Observation	Coupon Observation Dates*	Coupon Payment Dates	Coupon Observation Dates*	Coupon Payment Dates
Dates and Coupon	March 3, 2017	March 7, 2017	September 3, 2019	September 5, 2019
Payment Dates[1]	April 3, 2017	April 5, 2017	October 3, 2019	October 7, 2019
	May 3, 2017	May 5, 2017	November 4, 2019	November 6, 2019
	June 5, 2017	June 7, 2017	December 3, 2019	December 7, 2019
	July 3, 2017	July 6, 2017	January 3, 2020	January 7, 2020
	August 3, 2017	August 7, 2017	February 3, 2020	February 5, 2020
	September 5, 2017	September 7, 2017	March 3, 2020	March 5, 2020
	October 3, 2017	October 5, 2017	April 3, 2020	April 7, 2020
	November 3, 2017	November 7, 2017	May 5, 2020	May 7, 2020
	December 4, 2017	December 6, 2017	June 3, 2020	June 5, 2020
	January 3, 2018	January 5, 2018	July 3, 2020	July 7, 2020
	February 5, 2018	February 7, 2018	August 3, 2020	August 5, 2020
	March 5, 2018	March 7, 2018	September 3, 2020	September 8, 2020
	April 3, 2018	April 5, 2018	October 5, 2020	October 7, 2020
	May 3, 2018	May 8, 2018	November 3, 2020	November 5, 2020
	June 4, 2018	June 6, 2018	December 3, 2020	December 7, 2020
	July 3, 2018	July 6, 2018	January 4, 2021	January 6, 2021
	August 3, 2018	August 7, 2018	February 3, 2021	February 5, 2021
	September 4, 2018	September 6, 2018	March 3, 2021	March 3, 2021
	October 3, 2018	October 5, 2018	April 6, 2021	April 8, 2021
	November 5, 2018	November 7, 2018	May 4, 2021	May 6, 2021
	December 3, 2018	December 5, 2018	June 3, 2021	June 7, 2021

1 Each Coupon Observation Date (and Call Observation Date) and Coupon Payment Date (and Call Settlement Date) is subject to postponement in the event of a Market Disruption Event or non-trading day, as described under “Additional Terms of the Notes— Valuation Dates” and “—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying stock-linked underlying supplement.

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January 3, 2019	January 7, 2019	July 6, 2021	July 8, 2021
February 4, 2019	February 6, 2019	August 3, 2021	August 5, 2021
March 4, 2019	March 6, 2019	September 3, 2021	September 8, 2021
April 3, 2019	April 5, 2019	October 4, 2021	October 6, 2021
May 3, 2019	May 8, 2019	November 3, 2021	November 5, 2021
June 3, 2019	June 5, 2019	December 3, 2021	December 7, 2021
July 3, 2019	July 8, 2019	January 4, 2022	January 6, 2022
August 5, 2019	August 7, 2019	February 3, 2022 (the Final Valuation Date)	February 8, 2022 (the Maturity Date)

* The Coupon Observation Dates on or after February 5, 2018 and ending on January 4, 2022 will also be the Call Observation Dates.
Payment at Maturity (per $10 Note)

If the Notes are not called, you will receive a payment on the Maturity Date calculated as follows:

If the Final Price is greater than or equal to the Downside Threshold, HSBC will pay you a cash payment on the Maturity Date equal to $10 per $10 in Principal Amount plus the final Contingent Coupon.[2]

If the Final Price is less than the Downside Threshold, HSBC will pay you a cash payment on the Maturity Date that is less than the Principal Amount, equal to:

$10 × (1 + Underlying Return).

In this case, you will have a loss of principal that is proportionate to the decline in the Final Price of the relevant Reference Stock from its Initial Price and you will lose some or all of your Principal Amount.

Underlying Return	Final Price – Initial Price Initial Price
Coupon Barrier	For the Notes linked to Ford Motor Company, 64.75% of the Initial Price, as indicated on the cover page of this pricing supplement.
For the Notes linked to Microsoft Corporation, 65.50% of the Initial Price, as indicated on the cover page of this pricing supplement.
Downside Threshold	For the Notes linked to Ford Motor Company, 64.75% of the Initial Price, as indicated on the cover page of this pricing supplement.
For the Notes linked to Microsoft Corporation, 65.50% of the Initial Price, as indicated on the cover page of this pricing supplement.
Initial Price	The Official Closing Price of one share of the relevant Reference Stock on the Trade Date, as indicated on the cover page of this pricing supplement.
Final Price	The Official Closing Price of one share of the relevant Reference Stock on the Final Valuation Date.
Official Closing Price	On any scheduled trading day, the last reported sale price of the Reference Stock on the relevant exchange, as determined by the Calculation Agent (subject to adjustment as described under “Additional Terms of the Notes—Antidilution and Reorganization Adjustments” in the accompanying stock-linked underlying supplement).
Calculation Agent	HSBC USA Inc. or one of its affiliates.
Estimated Initial Value	The Estimated Initial Value of the Notes is less than the price you pay to purchase the Notes. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market, if any, at any time. See “Risk Factors — The Estimated Initial Value of the Notes, Which Was Determined by Us on the Trade Date, Is Less than the Price to Public and May Differ from the Market Value of the Notes in the Secondary Market, if Any.”

2 Contingent repayment of principal is dependent on the ability of HSBC USA Inc. to satisfy its obligations when they come due.

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Investment Timeline

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF HSBC. IF HSBC WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

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Key Risks

An investment in the Notes involves significant risks. Some of the risks that apply to the Notes are summarized here. However, HSBC urges you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the accompanying stock-linked underlying supplement and the accompanying prospectus supplement. HSBC also urges you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

♦	Risk of Loss at Maturity – The Notes differ from ordinary debt securities in that HSBC will not necessarily pay the full Principal Amount of the Notes. If the Notes are not called, HSBC will only pay you the Principal Amount of your Notes (plus the final Contingent Coupon) in cash if the Final Price is greater than or equal to its Downside Threshold, and will only make that payment at maturity. If the Notes are not called and the Final Price is less than its Downside Threshold, you will lose some or all of your initial investment in an amount proportionate to the decline in the Final Price of the relevant Reference Stock from its Initial Price. You may lose some or all of your principal amount at maturity.

♦	The Contingent Repayment of Principal Applies Only if You Hold the Notes to Maturity – You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss relative to your Principal Amount even if the price of the Reference Stock at that time is above the Downside Threshold.

♦	You May Not Receive any Contingent Coupons – HSBC will not necessarily make periodic coupon payments on the Notes. If the Official Closing Price of the relevant Reference Stock on a Coupon Observation Date is less than its Coupon Barrier, HSBC will not pay you the Contingent Coupon applicable to that Coupon Observation Date. If the Official Closing Price of the relevant Reference Stock is less than its Coupon Barrier on each of the Coupon Observation Dates, HSBC will not pay you any Contingent Coupons during the term of, and you will not receive a positive return on, your Notes. Generally, this non-payment of the Contingent Coupon coincides with a period of greater risk of principal loss on your Notes.

♦	The Estimated Initial Value of the Notes, Which Was Determined by Us on the Trade Date, Is Less than the Price to Public and May Differ from the Market Value of the Notes in the Secondary Market, if Any – The Estimated Initial Value of the Notes was calculated by us on the Trade Date and is less than the price to public. The Estimated Initial Value reflects our internal funding rate, which is the borrowing rate we pay to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Notes. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Notes may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Notes to be more favorable to you. We determined the value of the embedded derivatives in the Notes by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Notes that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market (if any exists) at any time.

♦	The Price of Your Notes in the Secondary Market, if Any, Immediately After the Trade Date Will Be Less than the Price to Public – The price to public takes into account certain costs. These costs will include our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Notes, the underwriting discount and the costs associated with structuring and hedging our obligations under the Notes. These costs, except for the underwriting discount, will be used or retained by us or one of our affiliates. If you were to sell your Notes in the secondary market, if any, the price you would receive for your Notes may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the price of the applicable Reference Stock and changes in market conditions, and cannot be predicted with accuracy. The Notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Notes to maturity. Any sale of the Notes prior to maturity could result in a loss to you.

♦	If One of Our Affiliates Were to Repurchase Your Notes Immediately After the Settlement Date, the Price You Receive May Be Higher than the Estimated Initial Value of the Notes – Assuming that all relevant factors remain constant after the Settlement Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed the Estimated Initial Value on the Trade Date for a temporary period expected to be approximately 8 months after the Settlement Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Settlement Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

♦	Reinvestment Risk – If your Notes are called early, the term of the Notes will be reduced and you will not receive the payment on the Notes after the applicable Call Settlement Date. There is no guarantee that you would be able to reinvest the proceeds from an automatic call of the Notes at a comparable rate of return for a similar level of risk. To the extent you are able to reinvest such proceeds in an investment comparable to the Notes, you may incur transaction costs. The Notes may be called as early as 1 year after issuance.

♦	The Notes Are Subject to the Credit Risk of the Issuer – The Notes are senior unsecured debt obligations of HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including any Contingent Coupon payment or any repayment of principal at maturity or upon an automatic call, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and could

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lose your entire investment.

♦	Higher Contingent Coupon Rate or Lower Downside Thresholds Are Generally Associated With a Reference Stock with Greater Expected Volatility and Therefore Can Indicate a Greater Risk of Loss –"Volatility" refers to the frequency and magnitude of changes in the price of the Reference Stock. The greater the expected volatility with respect to the Reference Stock on the Trade Date, the higher the expectation as of the Trade Date that the price of the Reference Stock could close below the Downside Threshold on the Final Valuation Date, indicating a higher expected risk of loss on the Notes. This greater expected risk will generally be reflected in a higher Contingent Coupon Rate than the yield payable on our conventional debt securities with a similar maturity, or in more favorable terms (such as a lower Downside Threshold or a higher Contingent Coupon Rate) than for similar securities linked to the performance of the Reference Stock with a lower expected volatility as of the Trade Date. You should therefore understand that a relatively higher Contingent Coupon Rate may indicate an increased risk of loss. Further, a relatively lower Downside Threshold may not necessarily indicate that the Notes have a greater likelihood of a repayment of principal at maturity. The volatility of the Reference Stock can change significantly over the term of the Notes. The price of the Reference Stock for your Notes could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Reference Stock and the potential to lose some or all of your principal at maturity.

♦	Limited Return on the Notes – The return potential of the Notes is limited to the Contingent Coupon Rate regardless of any appreciation of the Reference Stock. In addition, your total return on the Notes will vary based on the number of Coupon Observation Dates for which the Contingent Coupons are payable and may be less than the Contingent Coupon Rate, or even zero. Further, the return potential of the Notes is limited by the automatic call feature in that you will not receive any further payments after the Notes are called. Your Notes could be called as early as 1 year after issuance, and your return could be minimal. If the Notes are not called, you may be exposed to the decline in the price of the Reference Stock even though you cannot participate in any potential appreciation in the price of the Reference Stock. In addition, if the Notes have not been previously called and if the price of the Reference Stock is less than the Initial Price, as the Maturity Date approaches and the remaining number of Coupon Observation Dates decreases, the Notes are less likely to be automatically called, as there will be a shorter period of time remaining for the price of the Reference Stock to increase to the Initial Price. As a result, the return on an investment in the Notes could be less than the return on a direct investment in the Reference Stock.

♦	No Assurance that the Return Strategy of the Notes Will Be Successful – While the Notes are structured to provide Contingent Coupons as long as the Official Closing Price of the Reference Stock on the relevant Coupon Observation Date does not decline below its Coupon Barrier, we cannot assure you of the economic environment during the term of the Notes, or at maturity. As a result, you may not receive a Contingent Coupon on any Coupon Payment Date, and you may lose some or all of your initial investment in the Notes.

♦	Single Stock Risk – The price of the Reference Stock can rise or fall sharply due to factors specific to that Reference Stock and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. For additional information about the Reference Stocks and their issuers, please see “Information About the Reference Stocks” in this pricing supplement and the issuers’ SEC filings referred to in those sections.

♦	Lack of Liquidity – The Notes will not be listed on any securities exchange or quotation system. Subject to regulatory constraints, one of HSBC’s affiliates intends to offer to purchase the Notes in the secondary market, but is not required to do so and may cease any such market-making activities at any time without notice. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which one of HSBC’s affiliates is willing to buy the Notes, and therefore you may have to sell your Notes at a significant discount.

♦	Owning the Notes Is Not the Same as Owning the Reference Stock – The return on your Notes may not reflect the return you would realize if you actually owned the Reference Stock. As a holder of the Notes, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the Reference Stock would have. Furthermore, the Reference Stock may appreciate substantially during the term of your Notes, and you will not participate in that appreciation.

♦	Potentially Inconsistent Research, Opinions or Recommendations by HSBC, UBS Financial Services Inc. or Their Respective Affiliates – HSBC, UBS Financial Services Inc., and their respective affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Notes, and which may be revised at any time. Any such research, opinions or recommendations could affect the price of the Reference Stock, and therefore, the market value of the Notes.

♦	Potential HSBC and UBS Financial Services Inc. Impact on Price – Trading or transactions by HSBC, UBS Financial Services Inc., or any of their respective affiliates in the Reference Stock or in futures, options, exchange-traded funds or other derivative products on the Reference Stock, may adversely affect the market value of the Reference Stock, and, therefore, the market value of your Notes.

♦	Potential Conflicts of Interest – HSBC, UBS Financial Services Inc., or any of their respective affiliates may engage in business with the issuer of the Reference Stock, which may present a conflict between the obligations of HSBC or UBS Financial Services Inc., and you, as a holder of the Notes. HSBC, as the Calculation Agent, will determine whether a Contingent Coupon is payable and whether the Notes are to be called based on the Official Closing Price of the relevant Reference Stock on each Coupon Observation Date. The Calculation Agent can postpone the determination of the Official Closing Price on a Coupon Observation Date and the corresponding Coupon Payment Date or Call Settlement Date, as applicable, if a Market Disruption Event exists on that Coupon Observation Date. Furthermore, the Calculation Agent can postpone the determination of the Final Price and the Maturity Date if a Market Disruption Event occurs and is continuing on the Final Valuation Date.

♦	Economic and Market Factors Affecting the Terms and Market Price Prior to Maturity – Because structured notes, including the Notes, can be thought of as having a debt and derivative component, factors that influence the values of debt instruments and options and other derivatives also affected the terms and features of the Notes at issuance and will affect the market price of the Notes prior to maturity. These factors include the price of the applicable Reference Stock and its volatility; the dividend rate paid on the applicable Reference Stock; the time remaining to the maturity of the Notes; interest rates in the markets in general; geopolitical conditions and economic, financial, political, regulatory, judicial or other events; and the creditworthiness of HSBC. These and other factors are unpredictable and interrelated and may offset or magnify each other.

♦	The Notes Are Not Insured or Guaranteed by any Governmental Agency of the United States or any Other Jurisdiction – The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is

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subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive any amount owed to you under the Notes and could lose your entire investment.

♦	The Amount Payable on the Notes Is Not Linked to the Price of the Reference Stock at Any Time Other Than on the Coupon Observation Dates, Including the Final Valuation Date – The return on the Notes will be based on the Official Closing Price of the Reference Stock on the Coupon Observation Dates, subject to postponement for non-trading days and certain Market Disruption Events. Even if the price of the Reference Stock appreciates prior to the applicable Observation Date but then drops on that day to a price that is less than the Initial Price, the Notes will not be called, the Contingent Coupon may not be payable, and the return on the Notes will be less, and may be significantly less, than it would have been had the Notes been linked to the price of the Reference Stock prior to such decrease. Although the actual price of the Reference Stock on the Maturity Date or at other times during the term of the Notes may be higher than the Official Closing Price of the Reference Stock on any Coupon Observation Date, the return on the Notes will be based solely on the Official Closing Price of the Reference Stock on the applicable Coupon Observation Dates, including the Final Valuation Date.

♦	There Is Limited Anti-dilution Protection – The Calculation Agent will adjust the Official Closing Price for certain events affecting the Reference Stock, such as stock splits and corporate actions. These adjustments may impact whether the Notes are called and the Payment at Maturity. The Calculation Agent is not required to make an adjustment for every corporate action which affects the Reference Stock. If an event occurs that does not require the Calculation Agent to adjust the price of the Reference Stock, the market price of the Notes, and the payments on the Notes, may be materially and adversely affected. See “Additional Terms of the Notes—Antidilution and Reorganization Adjustments” in the accompanying stock-linked underlying supplement.

♦	In Some Circumstances, the Payment You Receive on the Notes May Be Based on the Stock of Another Company and Not the Reference Stock – Following certain corporate events relating to the respective issuer of the Reference Stock where such issuer is not the surviving entity, the amount of cash that you will receive on the Notes may be based on the stock of a successor to the respective Reference Stock issuer or any cash or any other assets distributed to holders of the Reference Stock in such corporate event. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the Notes. For more information, see the section “Additional Terms of the Notes—Merger Event and Tender Offer” beginning on page S-7 of the accompanying stock-linked underlying supplement.

♦	Uncertain Tax Treatment – There is no direct legal authority as to the proper tax treatment of the Notes, and therefore significant aspects of the tax treatment of the Notes are uncertain as to both the timing and character of any inclusion in income in respect of the Notes. Under one reasonable approach, the Notes should be treated as contingent income-bearing pre-paid executory contracts with respect to each Reference Stock. HSBC intends to treat the Notes consistent with this approach and pursuant to the terms of the Notes, you agree to treat the Notes under this approach for all U.S. federal income tax purposes. See “U.S. Federal Income Tax Considerations — Tax Treatment of U.S Holders — Certain Notes Treated as a Put Option and a Deposit or an Executory Contract — Certain Notes Treated as Executory Contracts” in the accompanying prospectus supplement for the U.S. federal income tax considerations applicable to securities that are treated as contingent income-bearing pre-paid executory contracts.

In addition, the Notes are not intended for purchase by any investor that is not a United States person, as that term is defined for U.S. federal income tax purposes, and the underwriters will not make offers of the Notes to any such investor. If, however, a Note is transferred to a non-U.S. holder (as defined in the accompanying prospectus supplement) in the secondary market, because the tax treatment of the Contingent Coupons is unclear, such non-U.S. holder may be subject to 30% withholding tax applicable to any Contingent Coupon, subject to reduction or elimination by applicable treaty, unless income from such Contingent Coupon is effectively connected with your conduct of a trade or business within the United States. HSBC will not pay any additional amounts in respect of such withholding.

In Notice 2008-2, the Internal Revenue Service (“IRS”) and the Treasury Department requested comments as to whether the purchaser of an exchange traded note or pre-paid forward contract (which may include the Notes) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder (as defined in the accompanying prospectus supplement) of a Note is required to accrue income in respect of the Notes prior to the receipt of payments with respect to the Notes or their earlier sale. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of the Notes as ordinary income (including gain on a sale). Finally, it is possible that a non-U.S. holder of the Notes could be subject to U.S. withholding tax in respect of the Notes. It is unclear whether any regulations or other guidance would apply to the Notes (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the Notes.

For a more complete discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “What Are the Tax Consequences of the Notes?” on page 10 of this pricing supplement and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

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Hypothetical Examples

The examples and table below are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of the relevant Reference Stock relative to its Initial Price or Downside Threshold. We cannot predict the Final Price or the Official Closing Price on any Coupon Observation Date. You should not take these examples as an indication or assurance of the expected performance of the relevant Reference Stock. The numbers appearing in the examples below may have been rounded for ease of analysis. The following examples illustrate the Payment at Maturity or upon earlier automatic call per $10 in Principal Amount on a hypothetical offering of the Notes, based on the following assumptions*:

Investment term:	Approximately 5 years (unless earlier called)
Hypothetical Initial Price:	$100.00
Hypothetical Coupon Barrier:	$65.50 (65.50% of the Initial Price)
Hypothetical Downside Threshold:	$65.50 (65.50% of the Initial Price)
Hypothetical Contingent Coupon Rate:	7.00% per annum (or 0.5833% per month)
Hypothetical Contingent Coupon:	$0.0583 per month
Coupon Observation Dates:	Monthly
Call Observation Dates:	Monthly (callable 1 year after issuance)
Hypothetical dividend yield on the Reference Stock:**	1.50% over the term of the Notes (1.50% per annum).

* May not be the actual Contingent Coupon Rate, Initial Price, Coupon Barrier or Downside Threshold applicable to the Notes. The actual Contingent Coupon Rate, the Initial Price, the Coupon Barrier and the Downside Threshold for each of the Notes are set forth on the cover page of this pricing supplement.

** Hypothetical dividend yield holders of the Reference Stock might receive over the term of the Notes. Holders of the Notes will not be entitled to any dividend payments made on the Reference Stock.

Example 1: The Notes are called on the first Call Observation Date.

Since the Notes are called on the first Call Observation Date, HSBC will pay you on the applicable Call Settlement Date a cash payment of $10.0583 per Note, reflecting the Principal Amount plus the applicable Contingent Coupon. Taking into account the Contingent Coupon of $0.0583 paid in respect of each of the prior Coupon Payment Dates (assuming that the Official Closing Price of the Reference Stock was above its Coupon Barrier on the prior 11 Coupon Observation Dates), HSBC will have paid you a total of $10.70 per Note, representing a 7.00% return on the Notes. No further amounts will be owed to you under the Notes.

Payment upon Automatic Call:	$10.0583
Contingent Coupons:	$0.0583	($0.0583 × 11 = $0.6417)
Total:	$10.70
Total Return on the Notes:	7.00%

Example 2: The Notes are not previously automatically called and the Final Price of the Reference Stock is not below the hypothetical Downside Threshold.

Since the Final Price of the Reference Stock is not below the hypothetical Downside Threshold, HSBC will pay you at maturity a cash payment equal to the Principal Amount plus the applicable Contingent Coupon. Assuming that the Official Closing Price of the Reference Stock was above its Coupon Barrier on each of the prior Coupon Observation Dates, you would have received 59 Contingent Coupon payments, totaling $3.4417 per Note, prior to the Maturity Date. This investment would underperform an investment in the Reference Stock if the price increase of the Reference Stock (plus dividends, if any) is greater than 7.00% per annum.

If the Final Price of the Reference Stock is $130 (an increase of 30%):

Payment at Maturity	$10.0583
Contingent Coupons:	$3.4417	($0.0583 × 59 = $3.4417)
Total:	$13.50
Total Return on the Notes:	35.00%

In this example, the total return on the Notes is 35.00%, while the total return on the Reference Stock is a gain of 31.50% (including dividends).

Example 3: The Notes are not automatically called and the Final Price of the Reference Stock is below the hypothetical Downside Threshold.

Since the Notes have not been called and the Final Price of the Reference Stock is below the hypothetical Downside Threshold, HSBC will pay you at maturity a cash payment that is less than the Principal Amount ($4.00 per Note, assuming that the Final Price of the Reference Stock is $40 (a decrease of 60%)). In addition, the final Contingent Coupon will not be payable because the Final Price is also below its Coupon Barrier. Assuming that the Official Closing Price of the Reference Stock was above its Coupon Barrier on only two of the prior Coupon Observation Dates and below its Coupon Barrier on all other Coupon Observation Dates, you would have received 2 Contingent Coupon payments, totaling $0.1167 per Note, prior to the Maturity Date. When added to the Payment at Maturity of $4.00, HSBC will have paid you $4.1167 per Note, for a loss on the Notes of 58.83%.

If the Final Price of the Reference Stock is $40 (a decrease of 60%):

Payment at Maturity	$4.00	($10 x (1 - 60%) = $4.00)
Contingent Coupons:	$0.1167	($0.0583 × 2 = $0.1167)
Total:	$4.1167
Total Return on the Notes:	-58.83%

In this example, the total return on the Notes is a loss of 58.83%, while the total return on the Reference Stock is a loss of 58.50% (including dividends).

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What Are the Tax Consequences of the Notes?

You should carefully consider, among other things, the matters set forth in the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. The following discussion summarizes the U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of each of the Notes. This summary supplements the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement and supersedes it to the extent inconsistent therewith.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes. Under one reasonable approach, each Note should be treated as a contingent income-bearing pre-paid executory contract with respect to each Reference Stock. HSBC intends to treat the Notes consistent with this approach, and pursuant to the terms of the Notes, you agree to treat each Note under this approach for all U.S. federal income tax purposes. Subject to certain limitations described in the accompanying prospectus supplement, and based on certain factual representations received from HSBC, in the opinion of HSBC’s special U.S. tax counsel, Morrison & Foerster LLP, it is reasonable to treat the Notes in accordance with this approach. Pursuant to this approach, HSBC intends to treat any gain or loss upon maturity or an earlier sale, exchange or call as capital gain or loss in an amount equal to the difference between the amount you receive at such time (other than with respect to a Contingent Coupon) and your tax basis in the Note. Any such gain or loss will be long-term capital gain or loss if you have held the Note for more than one year at such time for U.S. federal income tax purposes. Your tax basis in a Note generally will equal your cost of the Note. In addition, the tax treatment of the Contingent Coupons is unclear. Although the tax treatment of the Contingent Coupons is unclear, HSBC intends to treat any Contingent Coupon paid by HSBC, including on the Maturity Date or upon automatic call, as ordinary income includible in income by you at the time it accrues or is received in accordance with your normal method of accounting for U.S. federal income tax purposes. See “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — Certain Notes Treated as a Put Option and a Deposit or an Executory Contract — Certain Notes Treated Executory Contracts” in the accompanying prospectus supplement for the U.S. federal income tax considerations applicable to securities that are treated as contingent income-bearing pre-paid executory contracts.

The Notes are not intended for purchase by any investor that is not a United States person, as that term is defined for U.S. federal income tax purposes, and the underwriters will not make offers of the Notes to any such investor. If, however, a Note is transferred to a non-U.S. holder in the secondary market, because the tax treatment of the Contingent Coupons is uncertain, the entire amount of the Contingent Coupons will be subject to U.S. federal income tax withholding at a 30% rate (or at a lower rate under an applicable income tax treaty), unless the income from such Contingent Coupon is effectively connected with your conduct of a trade or business within the United States. We will not pay any additional amounts in respect of such withholding. In order to claim an exemption from or a reduction in the 30% withholding tax, a non-U.S. holder of the Notes must comply with certification requirements to establish that it is not a U.S. person and is eligible for a reduction of, or an exemption from, withholding under an applicable tax treaty. If you are a non-U.S. holder, you should consult your tax advisors regarding the tax treatment of the Notes, including the possibility of obtaining a refund of any withholding tax and the certification requirement described above.

Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes, other characterizations and treatments are possible and the timing and character of income in respect of the Notes might differ from the treatment described above. For example, the Notes could be treated as debt instruments that are “contingent payment debt instruments” for U.S. federal income tax purposes, subject to the treatment described under the heading “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Contingent Notes” in the accompanying prospectus supplement.

In Notice 2008-2, the IRS and the Treasury Department requested comments as to whether the purchaser of an exchange traded note or pre-paid forward contract (which may include the Notes) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder of a Note is required to accrue income in respect of the Notes prior to the receipt of payments with respect to the Notes or their earlier sale. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of the Notes as ordinary income (including gain on a sale). Finally, it is possible that a non-U.S. holder of the Notes could be subject to U.S. withholding tax in respect of the Notes. It is unclear whether any regulations or other guidance would apply to the Notes (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the Notes.

We will not attempt to ascertain whether any issuer of the relevant Reference Stock would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the issuers of the relevant Reference Stock were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the issuer of the relevant Reference Stock and consult your tax advisor regarding the possible consequences to you if one or more of the issuers of the relevant Reference Stock is or becomes a PFIC or a USRPHC.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, the IRS has issued guidance that states that the U.S. Treasury Department and the IRS intend to amend the effective dates of the U.S. Treasury regulations to provide that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are

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issued before January 1, 2018. Based on HSBC Bank’s determination that the Notes are not “delta-one” instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting a Reference Stock or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of a Reference Stock or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

Additionally, the IRS has announced that withholding under the Foreign Account Tax Compliance Act (as discussed in the accompanying prospectus supplement) on payments of gross proceeds from a sale, exchange, redemption or other disposition of the Notes will only apply to dispositions after December 31, 2018.

PROSPECTIVE PURCHASERS OF THE NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES.

Information About the Reference Stocks

Included on the following pages is a brief description of the issuers of each of the Reference Stocks. This information has been obtained from publicly available sources. Set forth below is a table that provides the quarterly high, low and end-of-quarter closing prices for each of the Reference Stocks. The information given below is for the period from January 1, 2008 to February 3, 2017. HSBC obtained the prices set forth below from the Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical prices of the Reference Stocks as an indication of future performance.

Each of the Reference Stocks is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to periodically file financial and other information specified by the SEC. Information filed by the respective issuer of each Reference Stock with the SEC can be reviewed electronically through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by the respective issuers of the Reference Stocks under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

Ford Motor Company

According to publicly available information, Ford Motor Company designs, manufactures, and services cars and trucks. The company also provides vehicle-related financing, leasing, and insurance through its subsidiary. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-03950 or its CIK Code: 0000037996.

Historical Information

The following table sets forth the quarterly high, low and end-of-quarter closing prices for F, based on daily prices on its primary exchange, as reported by Bloomberg. Past performance of the Reference Stock is not indicative of its future performance.

Quarter Begin	Quarter End	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
1/1/2008	3/31/2008	6.85	5.11	5.72
4/1/2008	6/30/2008	8.48	4.81	4.81
7/1/2008	9/30/2008	6.03	4.17	5.20
10/1/2008	12/31/2008	5.20	1.26	2.29
1/1/2009	3/31/2009	2.94	1.58	2.63
4/1/2009	6/30/2009	6.41	2.63	6.07
7/1/2009	9/30/2009	8.44	5.35	7.21
10/1/2009	12/31/2009	10.20	6.84	10.00
1/1/2010	3/31/2010	14.10	10.00	12.57
4/1/2010	6/30/2010	14.46	9.88	10.08
7/1/2010	9/30/2010	13.16	10.08	12.24
10/1/2010	12/31/2010	17.00	12.24	16.79
1/1/2011	3/31/2011	18.79	14.01	14.91
4/1/2011	6/30/2011	15.79	12.78	13.79
7/1/2011	9/30/2011	14.12	9.62	9.67
10/1/2011	12/31/2011	12.51	9.37	10.76
1/1/2012	3/1/2012	12.96	10.76	12.49
4/1/2012	6/30/2012	12.64	9.59	9.59
7/1/2012	9/30/2012	10.59	8.92	9.86
10/1/2012	12/31/2012	12.95	9.79	12.95
1/2/2013	3/29/2013	14.30	12.13	13.15
4/1/2013	6/28/2013	15.90	12.44	15.47

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7/1/2013	9/30/2013	17.66	15.47	16.87
10/1/2013	12/31/2013	17.76	15.15	15.43
1/2/2014	3/31/2014	16.73	14.55	15.60
4/1/2014	6/30/2014	17.28	15.46	17.24
7/1/2014	9/30/2014	17.84	14.79	14.79
10/1/2014	12/31/2014	16.01	13.54	15.50
1/2/2015	3/31/2015	16.57	14.46	16.14
4/1/2015	6/30/2015	16.14	14.78	15.01
7/1/2015	9/30/2015	15.21	12.90	13.57
10/1/2015	12/31/2015	15.68	13.57	14.09
1/2/2016	3/31/2016	14.09	11.17	13.50
4/1/2016	6/30/2016	14.09	12.16	12.57
7/1/2016	9/30/2016	13.92	11.94	12.07
10/1/2016	12/31/2016	13.17	11.34	12.13
1/2/2017*	2/3/2017*	13.17	12.13	12.56

* This pricing supplement includes data for the first calendar quarter of 2017 for the period from January 1, 2017 through February 3, 2017. Accordingly the “Quarterly High,” “Quarterly Low,” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first quarter of 2017.

The graph below illustrates the performance of F from January 1, 2008 through February 3, 2017, based on closing price information from Bloomberg. The dotted line represents the Coupon Barrier and the Downside Threshold of $8.13 (rounded to two decimal places), which is equal to 64.75% of the Initial Price of $12.56, which was the Official Closing Price on February 3, 2017. Past performance of the Reference Stock is not indicative of its future performance.

Historical Performance of the Common Stock of Ford Motor Company

Source: Bloomberg

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Microsoft Corporation

According to publicly available information, Microsoft Corporation develops, manufactures, licenses, sells, and supports software products. The company offers operating system software, server application software, business and consumer applications software, software development tools, and Internet and intranet software. The company also develops video game consoles and digital music entertainment devices. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-14278 or its CIK Code: 0000789019.

Historical Information

The following table sets forth the quarterly high, low and end-of-quarter closing prices for MSFT, based on daily prices on its primary exchange, as reported by Bloomberg. Past performance of the Reference Stock is not indicative of its future performance.

Quarter Begin	Quarter End	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
1/1/2008	3/31/2008	35.53	26.99	28.38
4/1/2008	6/30/2008	31.16	27.12	27.51
7/1/2008	9/30/2008	27.76	24.57	26.69
10/1/2008	12/31/2008	26.28	17.53	19.44
1/1/2009	3/31/2009	20.61	15.15	18.37
4/1/2009	6/30/2009	23.95	18.37	23.77
7/1/2009	9/30/2009	25.69	22.39	25.89
10/1/2009	12/31/2009	31.23	24.64	30.49
1/1/2010	3/31/2010	30.71	27.72	29.27
4/1/2010	6/30/2010	31.23	23.01	23.01
7/1/2010	9/30/2010	25.97	23.01	24.49
10/1/2010	12/31/2010	27.98	23.91	27.92
1/1/2011	3/31/2011	28.50	24.78	25.36
4/1/2011	6/30/2011	26.41	23.69	26.00
7/1/2011	9/30/2011	27.78	23.98	24.89
10/1/2011	12/31/2011	27.04	24.30	25.96
1/1/2012	3/1/2012	32.58	25.96	32.25
4/1/2012	6/30/2012	32.05	28.45	30.59
7/1/2012	9/30/2012	31.10	28.63	29.78
10/1/2012	12/31/2012	29.75	26.34	26.73
1/2/2013	3/29/2013	28.30	26.46	28.61
4/1/2013	6/28/2013	35.14	28.56	34.53
7/1/2013	9/30/2013	35.96	31.16	33.31
10/1/2013	12/31/2013	38.37	33.01	37.43
1/2/2014	3/31/2014	40.41	34.99	40.99
4/1/2014	6/30/2014	41.70	39.06	41.70
7/1/2014	9/30/2014	46.99	41.67	46.36
10/1/2014	12/31/2014	49.39	42.74	46.45
1/2/2015	3/31/2015	46.91	40.40	40.66
4/1/2015	6/30/2015	48.60	40.29	44.15
7/1/2015	9/30/2015	47.54	40.47	44.26
10/1/2015	12/31/2015	56.29	44.26	55.48
1/2/2016	3/31/2016	55.43	49.28	55.23
4/1/2016	6/30/2016	55.68	48.43	51.17
7/1/2016	9/30/2016	58.10	51.16	57.60
10/1/2016	12/31/2016	63.41	56.92	62.14
1/2/2017*	2/3/2017*	64.89	62.14	63.68

* This pricing supplement includes data for the first calendar quarter of 2017 for the period from January 1, 2017 through February 3, 2017. Accordingly the “Quarterly High,” “Quarterly Low,” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first quarter of 2017.

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The graph below illustrates the performance of MSFT from January 1, 2008 through February 3, 2017, based on closing price information from Bloomberg. The dotted line represents the Coupon Barrier and the Downside Threshold of $41.71 (rounded to two decimal places), which is equal to 65.50% of the Initial Price of $63.68, which was the Official Closing Price on February 3, 2017. Past performance of the Reference Stock is not indicative of its future performance.

Historical Performance of the Common Stock of Microsoft Corporation

Source: Bloomberg

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Events of Default and Acceleration

If the Notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Notes, the Calculation Agent will determine the accelerated payment due and payable at maturity in the same general manner as described in “Final Terms—Payment at Maturity” in this pricing supplement, except that the scheduled trading day immediately preceding the date of acceleration will be used as the Final Valuation Date for the purposes of determining the Final Price and if a Contingent Coupon is payable. If a Market Disruption Event exists with respect to the Reference Stock on that scheduled trading day, then the accelerated Final Valuation Date for the Reference Stock will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date). The accelerated Maturity Date will also be postponed by an equal number of business days.

If the Notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

Supplemental Plan of Distribution (Conflicts of Interest)

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the Notes from HSBC for distribution to UBS Financial Services Inc. (the “Agent”). HSBC has agreed to sell to the Agent, and the Agent has agreed to purchase, all of the Notes at the price indicated on the cover of this pricing supplement. HSBC has agreed to indemnify the Agent against liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agent may be required to make relating to these liabilities as described in the accompanying prospectus supplement and the prospectus. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount to its affiliates.

Subject to regulatory constraints, HSBC USA Inc. (or an affiliate thereof) intends to offer to purchase the Notes in the secondary market, but is not required to do so. HSBC or HSBC’s affiliate will enter into swap agreements or related hedge transactions with one of HSBC’s other affiliates or unaffiliated counterparties in connection with the sale of the Notes and the agent and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions after the initial sale of the Notes, but is under no obligation to make a market in the Notes and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-59 in the accompanying prospectus supplement.

Validity of the Notes

In the opinion of Morrison & Foerster LLP, as counsel to the Issuer, when this pricing supplement has been attached to, and duly notated on, the master note that represents the Notes pursuant to the Senior Indenture referred to in the prospectus supplement dated March 5, 2015, and issued and paid for as contemplated herein, the Notes offered by this pricing supplement will be valid, binding and enforceable obligations of the Issuer, entitled to the benefits of the Senior Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York, the Maryland General Corporation Law (including the statutory provisions, all applicable provisions of the Maryland Constitution and the reported judicial decisions interpreting the foregoing) and the federal laws of the United States of America. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture and the genuineness of signatures and to such counsel’s reliance on the Issuer and other sources as to certain factual matters, all as stated in the legal opinion dated March 5, 2015, which has been filed as Exhibit 5.3 to the Issuer’s registration statement on Form S-3 dated March 5, 2015.

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